Exhibit 10.08.1

AMENDMENTS TO LEASES

BETWEEN

3PAR INC., a Delaware Corporation

AND

INLAND AMERICAN/STEPHENS (FREMONT TECH) VENTURES, LLC

(Successor in Interest to The Realty Associates Fund V, L.P., a Delaware Limited Partnership)

This Amendment to Leases (“Amendment”) is dated this 13th day of November, 2009, by and between 3PAR INC., a Delaware corporation (“Lessee”) and INLAND AMERICAN/STEPHENS (FREMONT TECH) VENTURES, LLC (“Lessor”), a California limited liability company.

RECITALS

A. Original Leases: On April 28, 2005, Lessee and Lessor, as successor-in-interest to The Realty Associates Fund V, L.P., a Delaware limited partnership (“Prior Owner”), entered into that certain Standard Industrial Lease covering approximately 91,468 combined leasable square feet (“Lease 1”) located at 4209 Technology Dr. and 4245 Technology Dr., Fremont, CA (“Premises 1”); and on March 23, 2007, Lessee and Lessor, as successor-in-interest to Prior Owner, entered into that certain Standard Industrial Lease covering approximately 19,157 leasable square feet (“Lease 2”) located at 4225 Technology Dr., Fremont, CA (“Premises 2”); and on December 24, 2008, Lessee and Lessor entered into that certain Standard Industrial/Commercial Multi-Tenant Lease-Net covering approximately 19,258 square feet (“Lease 3 collectively with Lease 1 and Lease 2, the “Leases”) located at 4211 Technology Dr., Fremont, CA (“Premises 3”).

B. Desire to Amend: Lessor and Lessee desire to amend the Leases as set forth below.

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants herein contained and for other good and valuable consideration, the parties agree as follows:

1. Termination Right: Lessee shall have the right to terminate Lease 1 and Lease 3 as of May 31, 2012 by providing Lessor with a notice of termination on or prior to November 30, 2011. Upon giving notice of termination, Lessee shall pay Lessor a termination payment of Nine Hundred Sixty Thousand Dollars ($960,000). In the event Lessee exercises its termination right in accordance with the terms hereof, Lease 1 and Lease 3 shall terminate in accordance with their respective terms as if such early termination date was the scheduled expiration date set forth in each of Lease 1 and Lease 3, respectively.

2. Extension: Lease 2 shall be extended for a period of twenty-three (23) months (the “Lease 2 Extended Term”) commencing July 1, 2010 and terminating on May 31, 2012. Base Rent during the Lease 2 Extended Term shall be as set forth below:

7/1/10 – 6/31/11         $15,325.60 per month ($0.80 NNN)

7/1/11 – 5/31/12         $15,900.31 per month ($0.83 NNN)

3. Lease 2 Option: Lessee shall have one (1) two (2) year option to extend Lease 2 at 95% FMV. See Exhibit A.

4. Commission: Lessor shall pay commission of 6% of NNN rents for the Lease 2 Extended Term to Jones Lang LaSalle Americas.

5. Subordination / Existing Lenders: Lessor represents and warrants to Lessee that Lessor has, as of the date hereof, obtained written consent to this Amendment from any existing lenders or ground lessors holding an interest in Premises 1, Premises 2 or Premises 3, including, but not limited to, any consents that may be required pursuant to any existing subordination, non-disturbance and attornment agreements existing between such lenders or ground lessors and Lessee. Lessor shall provide copies of such written consents upon Lessee’s request therefor, and Lessor agrees to indemnify, defend, protect and hold harmless Lessee from, all losses, damages, liabilities, claims, attorneys’ fees, costs and expenses arising from Lessor’s failure to obtain any such consents described above.

6. Controlling Document: When there is a conflict between this Amendment and Lease 1, this Amendment and Lease 2, or this Amendment and Lease 3, this Amendment shall control. ALL OTHER TERMS AND CONDITIONS OF THE LEASES SHALL REMAIN THE SAME.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

LESSOR		LESSEE

INLAND AMERICAN/STEPHENS		3PAR INC., a Delaware corporation
(FREMONT TECH) VENTURES, LLC,
a California limited liability company

By:	/s/ LANE B. STEPHENS	By:	/s/ ADRIEL LARES
Lane B. Stephens, Manager
Adriel Lares
(please print name)

VP of Finance & CFO
Title

EXHIBIT A

OPTION TO RENEW – ARBITRATED RENT: Lessee is given the option to extend the Term of Lease 2 subject to all of the provisions contained in Lease 2, except for monthly Base Rent, for a period of two (2) years (“Extension Term”) following the expiration of the Term on May 31, 2012, by giving notice of exercise of the option (“Option Notice”) to Lessor at least six (6) months before the expiration of the Term. If Lessee is in default beyond the applicable notice and cure periods on the date of giving the Option Notice, the Option Notice shall be totally ineffective. The Base Rent shall be set at the commencement of the Extension Term at 95% of the fair market (based upon same or similar use) rent for renewals/extensions of similar premises in similar buildings in Fremont, California. The parties shall have fifteen (15) days after Lessor receives the Option Notice in which to agree on monthly Base Rent during the Extension Term. If the parties agree on the monthly Base Rent for the Extension Term during that period, they shall immediately execute an amendment to the Lease stating the monthly Base Rent for the Extension Term (provided however, failure of either party to execute such amendment shall not affect the exercise of the option by Lessee). If the parties are unable to agree on the monthly Base Rent for the Extension Term within that period, then within ten (10) days after the expiration of that period, each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years’ full-time commercial appraisal experience in the area in which the Premises are located, to appraise and set the monthly Base Rent for the Extension Term. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the monthly Base Rent for the Extension Term. If the two appraisers are appointed by the parties as stated in this paragraph they shall meet promptly and attempt to set the monthly Base Rent for the Extension Term. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two appraisers are given to set the monthly Base Rent. If they are unable to agree on the third appraiser, either of the parties to the Lease, by giving ten (10) days’ notice to the other party can apply to the then President of the county real estate board of Alameda County, or the Presiding Judge of the Superior Court of that County, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. Within thirty (30) days after the selection of the third appraiser, the third appraiser shall choose a monthly Base Rent between the monthly Base Rents proposed by the first two appraisers and such figure shall be the monthly Base Rent for the Extension Term. In no event shall the Base Rent at the commencement of the Extension Term be less than the Base Rent for the last month of the First Extension Term, plus $0.03/sf/month.